EXHIBIT 99.1

Energy Conversion Devices, Inc. Announces Pricing of Equity Offering

Rochester Hills, Mich., March 1, 2006 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that it has priced its equity offering of 7,000,000 shares of common stock, including 6,616,928 shares to be sold by the company and 383,072 shares to be sold by certain directors and officers, at a price of $49.00 per share under an effective shelf registration statement previously filed with the Securities and Exchange Commission. The offering was increased by 850,000 shares over the proposed offering announced February 15, 2006. The Company will receive gross proceeds of approximately $324.2 million, before underwriting discounts and commissions and expenses payable by the Company, from the sale of the 6,616,928 shares of common stock.

In connection with this offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock to cover over-allotments, if any. The Company expects the issuance and delivery of the shares to occur on March 7, 2006.

The Company intends to use in the near term approximately $150 million of the net proceeds from this offering to expand the solar module production capacity of its wholly owned subsidiary, United Solar Ovonic, through the construction of a third manufacturing facility with an annual capacity of at least 50 megawatts. The Company intends to use the balance of the net proceeds from this offering for future capacity expansion of its thin-film solar cell business and for other general corporate purposes.

UBS Investment Bank is acting as sole book-running manager for the offering. Cowen & Company, First Albany Capital, Piper Jaffray, Jefferies & Company, Merriman Curhan Ford & Co. and Tejas Securities Group, Inc. are acting as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such jurisdiction. The offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, copies of which may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone number 212-821-3000.

About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and

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related materials. The Company’s portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics’ proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including its automatic shelf registration statement and related preliminary prospectus supplement, the company’s most recent Annual Report on Form 10-K and the company’s most recent Quarterly Report on Form 10-Q could impact any forward-looking statements contained in this release.

Contacts:

Stephan Zumsteg, Vice President and CFO

Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248.293.0440